Exhibit 99.1

Zale Corporation Announces Comparable Sales Increases of 2.1 Percent for Fourth Quarter and 3.9 Percent for Fiscal Year 2004; Also Announces $50 Million Stock Repurchase Program

     DALLAS--(BUSINESS WIRE)--Aug. 5, 2004--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today that for the fourth quarter ended July 31, 2004, comparable store sales increased 2.1%. Total revenues for the period were $456 million compared to last year's total revenues of $442 million, an increase of 3.2%.
     For the fiscal year, total revenues increased 4.2% to $2.304 billion, compared to $2.212 billion for the prior fiscal year. On a comparable store basis, sales increased 3.9% for the year.
     "These sales results met our expectations for the fourth quarter and have us well-positioned as we enter our new fiscal year," commented Mary L. Forte, President and Chief Executive Officer. "During the course of the year, we continued to fine-tune our merchandise assortments, strengthened our clientele development efforts and made operational adjustments to improve our in-stock positions, all of which had a positive impact on our sales performance."
     The Company further commented that it was comfortable with the current consensus earnings estimate of $0.13 per share for its fourth fiscal quarter.
     Separately, the Company announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management's discretion, may purchase up to an aggregate of $50 million of Zale common stock on the open market. This action represents the Company's eighth consecutive year of instituting a share repurchase program.
     "This decision demonstrates our continued confidence in the underlying strength of the business as we execute our strategic plan," commented Ms. Forte. "Our commitment remains to make investments that create the most value for our shareholders."
     Zale Corporation will announce its fourth quarter and fiscal year 2004 earnings results on August 31, 2004. A conference call will be held at 9:00 a.m. EDT. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

     Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,235 retail locations throughout the United States, Canada and Puerto Rico, as well as through the Internet at www.zales.com. Zale Corporation's brands include Zales Jewelers, Zales Fine Jewelry Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

     This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its earnings estimates for fiscal year 2004, merchandising and marketing strategies, results of operations and share repurchases and investments, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries;" that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047